EXHIBIT 99.1

Norwegian Cruise Line Orders Two New Ships

MIAMI, July 14, 2014 (GLOBE NEWSWIRE) -- Norwegian Cruise Line (Nasdaq:NCLH) announced today that it has reached an agreement with MEYER WERFT GmbH of Germany to build two new Breakaway-Plus class cruise ships for delivery in the second quarter 2018 and the fourth quarter 2019. Each ship will be 164,600 gross tons and include 4,200 passenger berths.

"Norwegian Breakaway and Norwegian Getaway have proven themselves as industry game-changers and are extremely popular with our guests," said Kevin Sheehan, Norwegian Cruise Line's chief executive officer. "It was only natural that we build on their success with this new ship order that further solidifies our long-term growth strategy."

The contract price for both ships is approximately euro 1.6 billion. The Company has export credit financing in place for each ship, arranged and underwritten by KfW IPEX-Bank GmbH of Germany.

"We are thrilled that Norwegian Cruise Line has the continued confidence in MEYER WERFT to expand their fleet," said Bernard Meyer, managing partner of MEYER WERFT. "We are very proud of our longstanding relationship with Norwegian."

Norwegian Cruise Line pioneered the concept of Freestyle Cruising which offers guests the freedom and flexibility to enjoy their cruise vacation on their own terms, including multiple dining venues, relaxed attire, a variety of accommodations and world-class entertainment.  The Company took Freestyle Cruising to the next level with the introduction of Norwegian Epic in June 2010 and subsequently launched two game-changing vessels, Norwegian Breakaway based in New York in May 2013 and Norwegian Getaway homeported in Miami in February 2014.  These ships incorporate groundbreaking design, including The Waterfront and 678 Ocean Place, a wide range of indoor and outdoor venues on three dynamic decks that create a whole new complex at sea and connect guests with the ocean.

About Norwegian Cruise Line

Norwegian Cruise Line is the innovator in cruise travel with a 47-year history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising which revolutionized the industry by giving guests more freedom and flexibility. Today, Norwegian invites guests to "Cruise Like a Norwegian" on one of 13 purpose-built Freestyle Cruising ships, providing guests the opportunity to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea. Recently, the line was named "Europe's Leading Cruise Line" for the sixth consecutive year, as well as "Caribbean's Leading Cruise Line" and "World's Leading Large Ship Cruise Line" by the World Travel Awards.

The Company recently took delivery of its most innovative ship to date, the 4,000-passenger Norwegian Getaway on January 10, 2014. The largest ship to homeport year-round in Miami, Norwegian Getaway boasts 28 dining options, including seafood restaurant Ocean Blue by famed New York Iron Chef Geoffrey Zakarian and a branch of Carlo's Bake Shop by Buddy Valastro, star of the TLC series "Cake Boss." The entertainment lineup includes Broadway shows Legally Blonde and Burn the Floor and a unique magical theatrical experience, the Illusionarium. Norwegian Getaway's sister ship, Norwegian Breakaway, was named "Best New Ship of 2013" by the editors of Cruise Critic and "Best Rookie Cruise Ship" by the readers of Travel Weekly. Known as New York's ship, Norwegian Breakaway is the largest vessel to homeport year-round in the city. The Company currently has four vessels on order at Meyer Werft for delivery in fall 2015, spring 2017, spring 2018 and fall 2019.

Norwegian Cruise Line is the official cruise line of the Miami Dolphins/Sun Life Stadium, The New York Knicks, Blue Man Group and Legends in Concert; and the official cruise line partner of The GRAMMY Awards and is an official partner of the Rockettes and Radio City Music Hall.

High resolution, downloadable images are available at www.ncl.com/pressroom. For further information on Norwegian Cruise Line, visit www.ncl.com, follow us on Facebook, Twitter, and Instagram @Norwegiancruiseline, Pin us on Pinterest, watch us on YouTube, or contact us in the U.S. and Canada at 888-NCL-CRUISE (625-2784), or visit www.ncl.com.

About MEYER WERFT GmbH

Founded in 1795, Papenburg-based MEYER WERFT is owned by the seventh generation of the Meyer family. This well-established company has approximately 3,000 employees. MEYER WERFT's extensive production program covers a wide range of ship types, from cruise ships and gas tankers to car and passenger ferries. In order to stay successful in worldwide competition, production technology has been continuously improved and extended. Today, MEYER WERFT has the most modern production premises in the shipbuilding industry. For more information, go to www.meyerwerft.com.

CONTACT: Norwegian Cruise Line
         AnneMarie Mathews: 305-436-4799
         PublicRelations@ncl.com

         MEYER WERFT
         Peter Hackmann: +49 4961 81-5665
         presse@meyerwerft.de